Exhibit 23.2

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated March 6, 2015, with respect to the consolidated financial statements of OnCore Biopharma, Inc., incorporated by reference from the Form 8-K/A of Tekmira Pharmaceuticals Corporation filed on March 18, 2015 in Tekmira Pharmaceuticals Corporation’s Registration Statement on Form S-3, as amended (File No. 333-200625), which is incorporated by reference into this Registration Statement on Form S-3. We consent to the incorporation by reference of the aforementioned report in this Registration Statement, and to the use of our name as it appears under the caption “Experts” in the prospectus, as supplemented, incorporated by reference into this Registration Statement.

/s/ Grant Thornton LLP

Philadelphia, Pennsylvania

March 19, 2015